An annual meeting of shareholders of Neuberger Berman California
Intermediate Municipal Fund Inc. was held on March 8, 2005.
Shareholders voted on the following matter: (1) To elect five
Class III Directors (one of which is to be elected only by holders of the Funds preferred stock) to serve until the annual meeting of stockholders in 2008, or until their successors are elected and qualified. Class I and II Directors continue to hold office until the annual meeting in 2006 and 2007, respectively.

Proposal 1 - To elect five Class III Directors (one of which is to be elected only by holders of the Funds preferred stock) to serve until the annual meeting of stockholders in 2008.


Common and Preferred Shares
				   Votes    Votes		     Broker
		     Votes For	  Against  Withheld   Abstentions   Non-Votes
Robert A. Kavesh:   5,178,069.078    -	  107,356.034 	  -		-
Edward I. O'Brien:  5,176,469.078    -	  108,956.034 	  -		-
William E. Rulon:   5,172,819.078    -	  112,606.034 	  -		-
Candace L. Straight:5,182,758.078    -	  102,667.034 	  -		-

Preferred Shares
			      Votes    Votes		      Broker
		  Votes For  Against  Withheld	Abstentions  Non-Votes
Howard A. Mileaf: 1,266.000 	-	 0	     -		-